EXHIBIT 21
LIST OF SIGNIFICANT SUBSIDIARIES
Anadarko E&P Company LP
     a Delaware limited partnership,
Anadarko Canada Corporation
     an Alberta corporation,
Anadarko Algeria Company LLC
     a Delaware limited liability company,
Anadarko Energy Services Company
     a Delaware corporation,
Anadarko Holding Company
     a Utah corporation,
Anadarko Land Corp.
     a Nebraska corporation,
Headwater LLC
     a Delaware limited liability company,
Howell Petroleum Corporation
     a Delaware corporation